Relating to Preliminary Prospectus Supplement dated November 13, 2019 to Prospectus dated September 5, 2017

Filed Pursuant to Rule 433

Registration No. 333-220331

November 13, 2019

Hasbro, Inc.

Pricing Term Sheet

$300,000,000 2.600% Notes due 2022

Issuer:	Hasbro, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa3/BBB-/BBB-

Trade Date:	November 13, 2019

Settlement Date:	November 19, 2019 (T+4)

Title:	2.600% Notes due 2022

Principal Amount:	$300,000,000

Maturity Date:	November 19, 2022

Coupon (Interest Rate):	2.600%

Interest Payment Dates:	Semi-annually on May 19 and November 19, commencing on May 19, 2020

Interest Rate Adjustment:	The interest rate payable on each series of the Notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the applicable series of Notes as described under “Description of the Notes—Interest Rate Adjustment” in the preliminary prospectus supplement.

Spread to Benchmark Treasury:	+ 95 basis points

Yield to Maturity:	2.604%

Benchmark Treasury:	UST 1.625% due November 15, 2022

Benchmark Treasury Price / Yield:	99-291/4 / 1.654%

Make-Whole Call:	T + 15 basis points

Par Call:	None

Price to Public:	99.989%

Special Mandatory Redemption:	Under certain conditions described in the preliminary prospectus supplement referred to below, the Company will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date.

CUSIP / ISIN:	418056 AW7 / US418056AW74

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Citizens Capital Markets, Inc.
Co-Managers:	ANZ Securities, Inc. BBVA Securities Inc. The Huntington Investment Company SMBC Nikko Securities America, Inc.

$500,000,000 3.000% Notes due 2024

Issuer:	Hasbro, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa3/BBB-/BBB-

Trade Date:	November 13, 2019

Settlement Date:	November 19, 2019 (T+4)

Title:	3.000% Notes due 2024

Principal Amount:	$500,000,000

Maturity Date:	November 19, 2024

Coupon (Interest Rate):	3.000%

Interest Payment Dates:	Semi-annually on May 19 and November 19, commencing on May 19, 2020

Interest Rate Adjustment:	The interest rate payable on each series of the Notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the applicable series of Notes as described under “Description of the Notes—Interest Rate Adjustment” in the preliminary prospectus supplement.

Spread to Benchmark Treasury:	+ 135 basis points

Yield to Maturity:	3.041%

Benchmark Treasury:	UST 1.500% due October 31, 2024

Benchmark Treasury Price / Yield:	99-03 / 1.691%

Make-Whole Call:	T + 25 basis points (prior to October 19, 2024)

Par Call:	On or after October 19, 2024

Price to Public:	99.811%

Special Mandatory Redemption:	Under certain conditions described in the preliminary prospectus supplement referred to below, the Company will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date.

CUSIP / ISIN:	418056 AX5 / US418056AX57

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Citizens Capital Markets, Inc.
Co-Managers:	ANZ Securities, Inc. BBVA Securities Inc. The Huntington Investment Company SMBC Nikko Securities America, Inc.

$675,000,000 3.550% Notes due 2026

Issuer:	Hasbro, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa3/BBB-/BBB-

Trade Date:	November 13, 2019

Settlement Date:	November 19, 2019 (T+4)

Title:	3.550% Notes due 2026

Principal Amount:	$675,000,000

Maturity Date:	November 19, 2026

Coupon (Interest Rate):	3.550%

Interest Payment Dates:	Semi-annually on May 19 and November 19, commencing on May 19, 2020

Interest Rate Adjustment:	The interest rate payable on each series of the Notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the applicable series of Notes as described under “Description of the Notes—Interest Rate Adjustment” in the preliminary prospectus supplement.

Spread to Benchmark Treasury:	+ 180 basis points

Yield to Maturity:	3.598%

Benchmark Treasury:	UST 1.625% due October 31, 2026

Benchmark Treasury Price / Yield:	98-28 / 1.798%

Make-Whole Call:	T + 30 basis points (prior to September 19, 2026)

Par Call:	On or after September 19, 2026

Price to Public:	99.705%

Special Mandatory Redemption:	Under certain conditions described in the preliminary prospectus supplement referred to below, the Company will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date.

CUSIP / ISIN:	418056 AY3 / US418056AY31

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Citizens Capital Markets, Inc.
Co-Managers:	ANZ Securities, Inc. BBVA Securities Inc. The Huntington Investment Company SMBC Nikko Securities America, Inc.

$900,000,000 3.900% Notes due 2029

Issuer:	Hasbro, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa3/BBB-/BBB-

Trade Date:	November 13, 2019

Settlement Date:	November 19, 2019 (T+4)

Title:	3.900% Notes due 2029

Principal Amount:	$900,000,000

Maturity Date:	November 19, 2029

Coupon (Interest Rate):	3.900%

Interest Payment Dates:	Semi-annually on May 19 and November 19, commencing on May 19, 2020

Interest Rate Adjustment:	The interest rate payable on each series of the Notes will be subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the applicable series of Notes as described under “Description of the Notes—Interest Rate Adjustment” in the preliminary prospectus supplement.

Spread to Benchmark Treasury:	+ 205 basis points

Yield to Maturity:	3.939%

Benchmark Treasury:	UST 1.750% due November 15, 2029

Benchmark Treasury Price / Yield:	98-23+ / 1.889%

Make-Whole Call:	T + 35 basis points (prior to August 19, 2029)

Par Call:	On or after August 19, 2029

Price to Public:	99.680%

Special Mandatory Redemption:	Under certain conditions described in the preliminary prospectus supplement referred to below, the Company will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date.

CUSIP / ISIN:	418056 AZ0 / US418056AZ06

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Citizens Capital Markets, Inc.
Co-Managers:	ANZ Securities, Inc. BBVA Securities Inc. The Huntington Investment Company SMBC Nikko Securities America, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that the delivery of the notes will be made against payment therefor on or about November 19, 2019, which is the fourth scheduled business day following the date of this term sheet (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) (File No. 333-220331) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the

Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. toll-free at (800) 294-1322 or dg.prospectus_requests@baml.com, calling J.P. Morgan Securities LLC collect at (212) 834-4533 or calling Citigroup Global Markets Inc. toll-free at (800) 831-9146.